Exhibit 23.2



Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement of Tredegar Industries, Inc. on Form S-8 of our report dated January 14, 1998, except for the information presented in Note 19, for which the date is February 6, 1998, on our audits of the consolidated financial statements of Tredegar Industries, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, appearing on page 34 of the Tredegar Industries, Inc. 1997 Annual Report, which report is incorporated by reference in the 1997 Annual Report on Form 10-K.



PricewaterhouseCoopers LLP

/s/PricewaterhouseCoopers LLP

Richmond, Virginia
September 14, 1998